February 1st, 2006

Shanghai Yutong, Pharma, Inc.
Mr. Lu Jiang’an
No. 2020 Huqingping Rd.,
Qingpu District,
Shanghai, 201702
China

Dear Mr Lu,

We were previously the principal accountants for Shanghai Yutong Pharma, Inc. and we reported on the financial statements of Shanghai Yutong Pharma, Inc. as of the fiscal years ended December 31, 2005 and 2004. As of February 1, 2006, we were not engaged as the principal accountants for Shanghai Yutong Pharma, Inc.

We have read Shanghai Yutong Pharma, Inc.'s statements under PART II - ITEM 3. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE of its Form 10-SB, filed August 21, 2006, and we agree with such statements.

For the fiscal years ended December 31, 2005 and 2004 and through to February 1, 2006, there has been no disagreements between Shanghai Yutong Pharma, Inc. and Shanghai Jiahua CPAs on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Shanghai Jiahua CPAs would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Very Truly Yours,

BY: /S/ Daniel Zhou ----------------- Shanghai JaHwa CPA’s